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Exhibit 23.3

The accompanying consolidated financial statements give effect to (1) a 3.34-for-one split of the outstanding common stock of ITC Holdings Corp., that will be effected immediately prior to the completion of the offering, (2) the adjustment of the number of shares authorized under the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, as well as the share amounts of stock grants under such plan and the number of options and exercise prices of options under such plan as a result of the 3.34-for-one stock split, which will be effected immediately prior to the completion of the offering, and (3) the Amended and Restated Articles of Incorporation, which authorized 100 million shares of common stock. The following consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon the effective dates of the stock split of the Company's outstanding common stock and the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries as described in Note 18 to the consolidated financial statements and assuming that from March 21, 2005 to the dates of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or required disclosure therein.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        "We consent to the use in this Amendment No. 4 to Registration Statement No. 333-123657 of our report dated March 21, 2005 (July     , 2005 as to the effects of the stock split, the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of ITC Holdings Corp. and its Subsidiaries, and the Amended and Restated Articles of Incorporation described in Note 18), relating to the financial statements of ITC Holdings Corp. and subsidiaries appearing in the Prospectus, which is a part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

Detroit, Michigan
July    , 2005"

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Detroit, Michigan
July 8, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM